FOR IMMEDIATE RELASE

MEDIA CONTACTS:
Exabyte Corporation Annette Smith (303) 417-7695 annettes@exabyte.com	BRW LeGrand (PR) Bill Marino (303) 298-8470, ext. 228 bmarino@brwlegrand.com

Exabyte® Completes Restructuring Plan with Appointment
of New Chief Executive Officer

BOULDER, Colo. - May 31, 2002 -- Exabyte Corporation (NASDAQ: EXBT), a performance and value leader in tape backup systems, is pleased to announce the appointment of Tom Ward as the new President and Chief Executive Officer of the Company. Concurrently, Interim President and CEO Juan Rodriguez has been appointed Chairman of the Board and Chief Technologist.

Ward has a successful track record of building and selling technology companies over his 23-year career. In 1987, he founded Data Storage Marketing, a distributor of storage products, which he grew to $150 million in revenues and sold to General Electric in 1997. Thereafter, Ward founded Canicom in 1997, a call center company, growing revenues to $20 million in only two years before selling the Company to Boston-based Protocol Communications in 2000. Assuming the position of Chief Operating Officer, he remained at Protocol, an integrated direct marketing company with $280 million in revenues.

Ward began his career with Storage Technology Corporation serving in several roles in engineering and marketing. He later joined MiniScribe as Director of Sales for High Performance Products, selling to the global OEM and distribution channels of the PC market. In 1992, he was the Inc. Magazine/Ernst & Young Entrepreneur of the Year, and also the Esprit Entrepreneur of the Year.

"Tom is a true entrepreneur, bringing to Exabyte the skills we need in top management. He has storage industry expertise and is a trained engineer; however, he flourishes in marketing, sales and leadership. Exabyte is very lucky to have Tom's collective talent and experience," said Rodriguez.

"I am excited about joining Exabyte at a pivotal time in the Company's history. Juan has done a tremendous job preparing for profitability and growth. Since he was appointed interim president and CEO in January, Juan has restructured the Company's expenses to reduce $14 million of annual costs, he has developed a powerful relationship with Hitachi for outsourcing manufacturing needs, and most importantly, he has strengthened the balance sheet by raising $6.56 million in equity financing and securing a $25 million working capital line of credit with Silicon Valley Bank. In addition, Juan and the Exabyte team have developed a strategy to take over the DDS replacement market. This is a very large and exciting opportunity, and my focus will be on attracting OEM partners to Exabyte to execute this strategy." In addition to the $6.56 million already committed in the Series I private placement, Ward personally will be investing $1.2 million.

Exabyte expects to reach profitability in the third quarter of this year. The Company will use the $7.76 million of equity financing and new credit facility from Silicon Valley Bank to fund future growth.

"With the appointment of Tom Ward as CEO, the Company has completed its restructuring plan. Since January, Exabyte has delivered on every major milestone required by the Board of Directors, including reducing operating expenses, increasing gross margins, raising private equity financing, securing a new bank facility and attracting a top CEO," said Jack Tankersley, an Exabyte board member and Principal of Meritage Private Equity Funds, the Company's largest investor. "This is the "New Exabyte" with a winning team: Juan leading the technological direction, Hitachi and Solectron executing the manufacturing and Tom providing the vision and leadership to drive revenues."

About Exabyte Corporation

Since 1987, when it introduced the world's first 8mm tape drive for data storage, Exabyte Corporation (NASDAQ: EXBT) has been recognized as a leading innovator in tape storage and automation. Exabyte tape solutions offer value, performance and reliability for midrange servers, workstations and computer networks. Exabyte products include Mammoth-2 (M2™), the first 8mm native Fibre Channel tape drive; VXA®-1, the first packet format tape drive; and the 110L autoloader, one of the first tape automation units for LTO™ (Ultriumc). Exabyte markets VXA, 8mm and MammothTape™ drives and automation for MammothTape, VXA, and LTO™ (Ultrium™). Exabyte's worldwide network of distributors, resellers and OEMs includes IBM, Compaq, Fujitsu-Siemens, Bull, Apple Computer, Tech Data, Ingram Micro, Digital Storage Inc. and Arrow Electronics.

For additional information, call 1-800-EXABYTE or visit www.exabyte.com. For investor relations inquiries, e-mail investor@exabyte.com.

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The foregoing includes forward-looking statements related to the company's business prospects. Such statements are subject to one or more risks. Words such as "believes," "anticipates," "expects," "intends," "plans," "positions" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. The actual results that the company achieves, particularly with regard to its profitability, may differ materially from such forward-looking statements due to risks and uncertainties related to increase in revenues, reduction of operating expenses, the ability to close this and additional equity and financing arrangements, as well as the ability to obtain a new bank line of credit, and other such risks as noted in the company's 2001 Form 10-K and Form 10-Q for the quarter ending March 30, 2002. Please refer to the company's Forms 8-K, Form 10-K and Forms 10-Q for a description of such risks. Exabyte and VXA are registered trademarks, and M2 and MammothTape are trademarks of Exabyte Corp. DLTtape is a registered trademark of Quantum Corporation. LTO and Ultrium are U.S. trademarks of IBM, Seagate and HP. Advanced Intelligent Tape is a registered trademark of Sony Corporation. All other trademarks are the property of their respective owners.